Exhibit 99.1

INNOSPEC REPORTS SECOND QUARTER 2023 FINANCIAL RESULTS

Continued strong results from our balanced portfolio with exceptional results in Oilfield Services

$55.0 million cash generated from operations in the quarter; Net cash improves to $165.9 million

GAAP EPS $1.16 and adjusted non-GAAP EPS $1.28

$8.0 million charge to exit Brazil trading relationship reduced EPS by 21 cents; No further related costs expected

Englewood, CO – August 8, 2023 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the second quarter ended June 30, 2023.

Total revenues for the second quarter were $480.4 million, an increase of 3 percent from $467.6 million in the corresponding period last year. Net income for the quarter was $28.9 million or $1.16 per diluted share compared to $32.3 million or $1.29 cents per diluted share recorded last year. EBITDA for the quarter was $46.2 million compared to $52.9 million reported in the same period a year ago.

Results for this quarter include some special items, which are summarized in the table below. Excluding these items, adjusted non-GAAP EPS in the second quarter was $1.28 per diluted share, compared to $1.58 per diluted share a year ago.

Innospec had strong cash generation in the quarter with cash from operating activities of $55.0 million before capital expenditures of $17.3 million. We closed the quarter with net cash of $165.9 million, a substantial improvement on our position of $147.5 million at the end of the first quarter. In the second quarter, the Company paid its semi-annual dividend of 69 cents per common share and repurchased 5,887 of its common shares at a cost of $0.6 million.

EBITDA, income before income taxes and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended June 30, 2023			Quarter ended June 30, 2022
(in millions, except share and per share data)	Income before income taxes	Net income	Diluted EPS	Income before income taxes	Net income	Diluted EPS
Reported GAAP amounts	$36.6	$28.9	$1.16	$42.3	$32.3	$1.29

Amortization of acquired intangible assets	2.6	2.0	0.08	3.6	2.9	0.12
Acquisition related costs	1.5	1.1	0.04	—	—	—
Foreign currency exchange (gains)/losses	(1.2)	(0.9)	(0.04)	4.8	3.7	0.15
Legacy costs of closed operations	0.9	0.7	0.03	0.8	0.6	0.02
Adjustment of income tax provisions	—	0.3	0.01	—	—	—

	3.8	3.2	0.12	9.2	7.2	0.29

Adjusted non-GAAP amounts	$40.4	$32.1	$1.28	$51.5	$39.5	$1.58

Commenting on the second quarter results, Patrick S. Williams, President and Chief Executive Officer, said,

“This was another good overall quarter for Innospec. Sales grew and gross margins expanded on the prior year as strong results in Oilfield Services continued to partially offset weaker results in Performance Chemicals.

In Performance Chemicals, as expected, destocking and the ongoing sale of higher cost inventories negatively impacted volumes, mix and margins in the quarter. Despite our expectation that destocking and higher cost inventory headwinds will continue into the second half of 2023, we believe our new Personal Care contracts which began in the third quarter will support sequential improvement in operating income and margins. We do not anticipate any change in our customers’ long-term objectives to move to cleaner, higher performance chemistry, and we believe that our technology portfolio is well placed for growth in this transition.

In Fuel Specialties, further price action and slowing inflation offset the impact of lower volumes. The results this quarter were negatively impacted by an $8.0 million charge as we exited the Brazilian trading relationship where we previously reported inventory misappropriation. We do not expect any further costs related to this matter, and we continue to pursue both legal and insurance recoveries. Excluding the Brazil charge, gross margins were unchanged versus the same quarter last year and remained in our target 32 to 35 percent range. We expect gross margins to continue in this range through the balance of 2023.

In Oilfield Services, strength in production chemicals and further sequential improvements in our other segments drove excellent results in the quarter. In the third quarter, we anticipate that sequential operating income will moderate, but we expect to remain on track for significant full year growth in 2023. We plan to continue pursuing topline and margin expansion opportunities across all oilfield segments.”

Performance Chemicals revenues of $127.8 million were down 24 percent from $169.0 million in the second quarter last year driven by a negative mix of 8 percent and a volume decline of 16 percent. Gross margins reduced by 8.6 percentage points from the same quarter last year to 17.2 percent. Operating income for the quarter of $9.2 million decreased 68 percent on the prior year.

Revenues in Fuel Specialties of $154.2 million for the quarter were down 13 percent from $176.4 million a year ago. A positive price/mix of 3 percent was offset by a 16 percent reduction in volumes. Gross margins of 29.1 percent were 3.2 percentage points below last year. Operating income of $17.1 million was down from $31.5 million a year ago. Adjusting for the $8.0 million impact of the Brazil charge, gross margins were 32.3 percent and operating income was $25.1 million in the quarter.

Revenues in Oilfield Services were $198.4 million for the quarter, up 62 percent from $122.2 million in the second quarter last year. Gross margins improved by 9.9 percentage points from the same quarter last year to 42.1 percent. Operating income of $28.0 million was a $23.5 million increase over the $4.5 million in the prior year.

Corporate costs for the quarter were $20.1 million, compared with $18.5 million a year ago, as acquisition-related and other costs were partially offset by lower share-based compensation accruals.

The effective tax rate for the quarter was 21.0 percent compared to 23.6 percent in the same period last year as a consequence of the geographical location of taxable profits.

For the quarter, cash provided by operating activities was $55.0 million compared to an outflow of $7.5 million a year ago. As of June 30, 2023, Innospec had $165.9 million in cash and cash equivalents and no debt.

Mr. Williams concluded,

“Our diversified business portfolio continued to perform very well against a backdrop of persistent destocking, higher cost inventory and conservative customer order patterns. Excluding the $8.0 million Brazil charge which reduced our EPS by 21 cents, sales and EBITDA grew and gross margins improved on the prior year.

We remain excited by the medium to long-term opportunities in all our businesses. Our teams are focused on executing a variety of margin and efficiency improvement actions that we expect will benefit our performance.

Cash generation was excellent in the quarter, and our net cash position strengthened to over $165 million. With our debt-free balance sheet we continue to invest in organic growth, pursue complimentary M&A and return value to shareholders through dividend growth and share repurchases.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA, income before income taxes excluding special items, net income excluding special items and related per share amounts together with net cash. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, and amortization. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of amortization of acquired intangible assets, acquisition related costs, foreign currency exchange (gains)/losses, legacy costs of closed operations and adjustment of income tax provisions. Net cash is cash and cash equivalents less total debt. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and the Company has determined that it is appropriate to make this data available to all investors. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. Also, these non-GAAP financial measures may differ from similarly titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management uses adjusted EPS (the most directly comparable GAAP financial measure for which is GAAP EPS) and adjusted net income and EBITDA (the most directly comparable GAAP financial measure for which is GAAP net income) to allocate resources and evaluate the performance of the Company’s operations. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 2,100 employees in 25 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets. The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil and gas exploration and production industry.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “could,” “believes,” “feels,” “plans,” “intends” or similar words or expressions, for example) which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2022, Innospec’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Corbin Barnes

Innospec Inc.

+44-151-355-3611

corbin.barnes@innospecinc.com

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Schedule 1

(in millions, except share and per share data)	Three Months Ended June 30		Six Months Ended June 30
	2023	2022	2023	2022
Net sales	$480.4	$467.6	$990.0	$940.0
Cost of goods sold	(330.0)	(327.8)	(691.8)	(660.9)

Gross profit	150.4	139.8	298.2	279.1
Operating expenses:
Selling, general and administrative	(105.6)	(83.4)	(201.8)	(168.3)
Research and development	(10.6)	(10.1)	(21.2)	(20.2)

Total operating expenses	(116.2)	(93.5)	(223.0)	(188.5)

Operating income	34.2	46.3	75.2	90.6
Other income/(expense), net	2.7	(3.6)	6.4	0.7
Interest expense, net	(0.3)	(0.4)	—	(0.8)

Income before income taxes	36.6	42.3	81.6	90.5
Income taxes	(7.7)	(10.0)	(19.5)	(21.7)

Net income	$28.9	$32.3	$62.1	$68.8

Earnings per share:
Basic	$1.16	$1.30	$2.50	$2.77
Diluted	$1.16	$1.29	$2.48	$2.76
Weighted average shares outstanding (in thousands):
Basic	24,868	24,805	24,835	24,798
Diluted	24,980	24,971	25,010	24,967

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended June 30		Six Months Ended June 30
(in millions)	2023	2022	2023	2022
Net sales:
Performance Chemicals	$127.8	$169.0	$279.2	$336.1
Fuel Specialties	154.2	176.4	344.5	368.2
Oilfield Services	198.4	122.2	366.3	235.7

	480.4	467.6	990.0	940.0

Gross profit:
Performance Chemicals	22.0	43.6	46.1	84.4
Fuel Specialties	44.8	56.9	102.2	117.6
Oilfield Services	83.6	39.3	149.9	77.1

	150.4	139.8	298.2	279.1

Operating income:
Performance Chemicals	9.2	28.8	19.6	54.1
Fuel Specialties	17.1	31.5	49.5	67.0
Oilfield Services	28.0	4.5	43.9	7.0
Corporate costs	(20.1)	(18.5)	(37.8)	(37.5)

Total operating income	$34.2	$46.3	$75.2	$90.6

Schedule 2B

NON-GAAP MEASURES	Three Months Ended June 30		Six Months Ended June 30
(in millions)	2023	2022	2023	2022
Net income	$28.9	$32.3	$62.1	$68.8
Interest expense, net	0.3	0.4	—	0.8
Income taxes	7.7	10.0	19.5	21.7
Depreciation and amortization:
Performance Chemicals	4.2	5.3	8.3	10.7
Fuel Specialties	1.4	1.5	2.9	3.1
Oilfield Services	3.1	3.0	6.1	5.9
Corporate costs	0.6	0.4	1.2	0.9

EBITDA	46.2	52.9	100.1	111.9

EBITDA:
Performance Chemicals	13.4	34.1	27.9	64.8
Fuel Specialties	18.5	33.0	52.4	70.1
Oilfield Services	31.1	7.5	50.0	12.9
Corporate costs	(19.5)	(18.1)	(36.6)	(36.6)

	43.5	56.5	93.7	111.2
Other income/(expense), net	2.7	(3.6)	6.4	0.7

EBITDA	$46.2	$52.9	$100.1	$111.9

EBITDA by segment includes operating income relating to the segments, excluding depreciation and amortization.

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	June 30, 2023	December 31, 2022

Assets
Current assets:
Cash and cash equivalents	$165.9	$147.1
Trade and other accounts receivable	310.9	334.6
Inventories	356.7	373.1
Prepaid expenses	10.5	14.1
Prepaid income taxes	9.8	3.3
Other current assets	0.7	0.4

Total current assets	854.5	872.6
Net property, plant and equipment	242.3	220.9
Operating lease right-of-use assets	45.9	45.3
Goodwill	360.6	358.8
Other intangible assets	46.7	45.0
Deferred tax assets	5.9	5.9
Pension asset	49.1	48.1
Other non-current assets	5.8	7.1

Total assets	$1,610.8	$1,603.7

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$157.9	$165.3
Accrued liabilities	174.7	202.9
Current portion of operating lease liabilities	14.3	13.9
Current portion of plant closure provisions	4.3	5.3
Current portion of accrued income taxes	13.7	18.4

Total current liabilities	364.9	405.8
Operating lease liabilities, net of current portion	31.6	31.4
Plant closure provisions, net of current portion	52.6	51.9
Accrued income taxes, net of current portion	11.6	21.0
Unrecognized tax benefits	14.0	13.4
Deferred tax liabilities	27.3	26.2
Pension liabilities and post-employment benefits	12.4	12.2
Other non-current liabilities	1.6	1.4
Equity	1,094.8	1,040.4

Total liabilities and equity	$1,610.8	$1,603.7

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30
(in millions)	2023	2022

Cash Flows from Operating Activities
Net income	$62.1	$68.8
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	19.2	20.8
Deferred taxes	1.1	1.0
Non-cash movements on defined benefit pension plans	(1.7)	(1.3)
Stock option compensation	3.9	3.2
Changes in working capital	11.5	(123.0)
Movements in plant closure provisions	(0.5)	—
Movements in accrued income taxes	(21.6)	(4.2)
Movements in unrecognized tax benefits	0.6	—
Movements in other assets and liabilities	2.2	(1.8)

Net cash provided by/(used in) operating activities	76.8	(36.5)
Cash Flows from Investing Activities
Capital expenditures	(32.6)	(17.4)
Internally developed software	(6.7)	—

Net cash used in investing activities	(39.3)	(17.4)
Cash Flows from Financing Activities
Non-controlling interest	0.2	—
Repayment of finance leases	—	(0.1)
Refinancing costs	(1.5)	—
Dividend paid	(17.2)	(15.6)
Issue of treasury stock	0.7	2.1
Repurchase of common stock	(1.0)	(2.7)

Net cash used in financing activities	(18.8)	(16.3)
Effect of foreign currency exchange rate changes on cash	0.1	(0.2)

Net change in cash and cash equivalents	18.8	(70.4)
Cash and cash equivalents at beginning of period	147.1	141.8

Cash and cash equivalents at end of period	$165.9	$71.4

Amortization of deferred finance costs of $0.7 million (2022 - $0.2 million) are included in depreciation and amortization in the condensed consolidated statements of cash flows and in interest expense, net in the condensed consolidated statements of income.